Exhibit 10.1

EXCHANGE AGREEMENT

Among

ASCENT ASSURANCE, INC.,

CREDIT SUISSE FIRST BOSTON MANAGEMENT LLC,

and

SPECIAL SITUATIONS HOLDINGS, INC. — WESTBRIDGE

Dated as of December 31, 2003

TABLE OF CONTENTS

Page

ARTICLE I	DEFINITIONS	2
ARTICLE II	THE TRANSACTIONS	3
2.1	The Exchange	3
2.2	CSFB Loan Documents Amendment.	3
2.3	The Closing	3
2.4	The Charter Amendment	4
2.5	Certain Effects of the Transactions on Capitalization	5
2.6	Dissenters Rights	5
ARTICLE III	CORPORATE GOVERNANCE FOLLOWING THE EXCHANGE	5
3.1	New Board	5
3.2	Independent Directors; Related Party Transactions	6
ARTICLE IV	REPRESENTATIONS AND WARRANTIES	7
4.1	Representations and Warranties of the Company	7
4.2	Representations and Warranties of the CSFB Entities	11
ARTICLE V	ADDITIONAL AGREEMENTS AND COVENANTS	12
5.1	Taxation	12
5.2	Publicity	12
5.3	Expenses	12
5.4	Indemnification	12
5.5	Rule 144	13
5.6	New Frost Facility	13
5.7	Restriction on Business Combinations	13
5.8	Registration Rights Agreement	14
5.9	Regulatory Approvals	14
ARTICLE VI	MISCELLANEOUS AND GENERAL	14
6.1	Survival	14
6.2	Entire Agreement; No Other Representations	14
6.3	Modification or Amendment	15
6.4	Waiver of Conditions	15
6.5	Counterparts	15
6.6	Governing Law and Venue; Waiver of Jury Trial	15
6.7	Notices and Waivers	15
6.8	No Third Party Beneficiaries	16
6.9	Further Assurances	16
6.10	Transfer Taxes	16
6.11	Severability	16
6.12	Interpretation	17
6.13	Assignment; CSFB Transferees	17
6.14	Specific Performance	17
6.15	Knowledge	17

EXHIBITS

EXHIBIT A	Certificate of Designation of Series B Preferred Stock
EXHIBIT B	Amendment to CSFB Credit Agreement
EXHIBIT C	Security Agreement Amendment
EXHIBIT D	Intercreditor and Subordination Agreement

EXCHANGE AGREEMENT

        EXCHANGE AGREEMENT (hereinafter called this “Agreement”), dated as of December 31, 2003, among ASCENT ASSURANCE, INC., a Delaware corporation (the “Company”), CREDIT SUISSE FIRST BOSTON MANAGEMENT LLC (formerly known as Credit Suisse First Boston Management Corporation, “Management LLC”), and SPECIAL SITUATIONS HOLDINGS, INC. – WESTBRIDGE (“SPV”, and together with Management LLC, “CSFB Entities”).

RECITALS

        WHEREAS, the Company and the CSFB Entities have been in ongoing discussions regarding: (i) the mandatory redemption of the shares of the Company’s Series A Convertible Preferred Stock (the “Series A Preferred”) on March 24, 2004, all of which are owned by SPV, and (ii) the maturity of the loans made under the Credit Agreement, dated as of April 17, 2001, as amended, between the Company, as borrower, and Management LLC, as administrative agent, arranger and lender (the “CSFB Credit Agreement”);

        WHEREAS, the members of the Board of Directors of the Company (the “Board”) unaffiliated with the CSFB Entities, after considering alternative financing sources, have determined that in light of prevailing circumstances and recent events and negotiations, it was in the best interests of the stockholders of the Company unaffiliated with the CSFB Entities to attempt to negotiate terms for the extension of the respective maturity dates for the Series A Preferred and the loans made under the CSFB Credit Agreement, while continuing efforts to renew or replace its agent debit balance financing facility with LaSalle Bank, NA (the “La Salle Facility”);

        WHEREAS, the Board has established a special committee of its independent members (the “Special Committee”) and hired independent legal and financial advisors to assist it to (i) evaluate and negotiate the terms of a transaction and this Agreement with the CSFB Entities, (ii) determine whether the issuance of new securities in exchange for redemption of the Series A Preferred and the amendment to the CSFB Credit Agreement in accordance with the terms of this Agreement is fair to the stockholders of the Company that are unaffiliated with the CSFB Entities (the “Public Holders”) and (iii) determine whether or not the Company shall otherwise consummate the Exchange (as hereinafter defined); and

        WHEREAS, the Special Committee (i) has determined that it is fair to and in the best interest of the Public Holders to consummate the Transactions (as hereinafter defined) upon the terms and subject to the conditions of this Agreement and in accordance with the General Corporation Law of the State of Delaware (the “DGCL”) and (ii) has approved the Transactions and this Agreement.

        NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and intending to be legally bound hereby, the CSFB Entities and the Company hereby agree as follows:

ARTICLE I

DEFINITIONS

        “Affiliate” or “affiliate” shall mean with respect to a specified person, a person that directly or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified; provided that the Company and its Subsidiaries shall not, and the executive officers or directors or officers of the Company or any of its Subsidiaries shall not, solely as a result of holding such office, be deemed an “Affiliate” of any of the CSFB Entities; and provided, further, that for purposes of this definition, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person through the ownership of more than fifty percent (50%) of the voting securities of such person or the ability to otherwise designate a majority of the board of directors or managers of such person.

        “DGCL” has the meaning set forth in the fourth Whereas clause.

        “Exchange Act” means the Securities Exchange Act of 1934, as amended.

        “Houlihan” means Houlihan Lokey Howard & Zukin, in its capacity as financial advisor to the Special Committee.

        “Material Adverse Effect” means a material adverse effect on the financial condition, properties, business or results of operations of the Company and its Subsidiaries taken as a whole; provided, however, that any such effect resulting from any change (i) in law, rule, or regulation or generally accepted accounting principles (“GAAP”) or interpretations thereof that applies to the Company and similar entities on substantially the same basis or (ii) in the health insurance sector specifically, or economic or business conditions generally, shall not be considered when determining if a Material Adverse Effect has occurred.

        “Related Party” shall mean SPV, Management LLC and any of their respective Affiliates.

        “SEC” means the Securities and Exchange Commission.

        “Securities Act” means the Securities Act of 1933, as amended.

        “Subsidiary” means, with respect to any party, any entity, whether incorporated or unincorporated, of which at least a majority of the securities or ownership interests having by their terms ordinary voting power to elect a majority of the Board of Directors or other persons performing similar functions is directly or indirectly owned or controlled by such party or by one or more of its respective Subsidiaries or by such party and any one or more of its respective Subsidiaries.

ARTICLE II

THE TRANSACTIONS

2.1.	The Exchange. On the terms and subject to the conditions set forth herein, including in accordance and subject to Section 2.5(a) below, at the Closing:

(a)

SPV agrees that it shall contribute, convey, transfer, assign and deliver, or cause to be contributed, conveyed, transferred, assigned and delivered, to the Company all of the shares of Series A Preferred held by SPV free and clear of any Liens, and the Company agrees that it shall accept and receive all of such shares of Series A Preferred, which shares upon receipt by the Company shall no longer be deemed outstanding.

(b)

The Company agrees that immediately following receipt of the shares of Series A Preferred as described in paragraph (a), it shall issue to SPV in consideration thereof an aggregate of 37,504 shares of Series B Convertible Participating Preferred Stock, par value $.01 per share (the “Series B Preferred”) having the terms set forth in the form of Certificate of Designation for the Series B Preferred set forth as Exhibit A hereto, and deliver to SPV a certificate or certificates representing such shares of Series B Preferred (the “Exchange”).

2.2.

CSFB Loan Documents Amendment. On the terms and subject to the conditions set forth herein, at the Closing, each of Management LLC and the Company agrees to enter into or cause to be entered into an amendment to the CSFB Credit Agreement (the “Credit Agreement Amendment” and the CSFB Credit Agreement, as amended, the “New CSFB Credit Agreement”) having the terms set forth in the form of Amendment to the Credit Agreement set forth as Exhibit B hereto, together with any corresponding amendments to the related Guaranty and Security Agreement dated as of April 17, 2001 among Management LLC and the Company’s Subsidiaries party thereto (the “Security Agreement Amendment”) (all such foregoing amendments, collectively referred to herein as the “CSFB Loan Documents Amendments”), and to execute, file and/or deliver or cause to be executed, filed and/or delivered any filings, applications or other documents required to be executed, filed or delivered in connection therewith.

2.3.	The Closing.

(a)

Closing Date. The closing of the Exchange and the CSFB Loan Documents Amendments (the “Closing”) shall take place at the offices of Stroock & Stroock & Lavan LLP at 180 Maiden Lane, New York, New York, contemporaneously with the execution of this Agreement. The date on which the Closing occurs is referred to as the “Closing Date.”

(b)	Closing Deliveries.

(i) Company Deliveries. In connection with and at the Closing, the Company shall deliver to the CSFB Entities the following items:

(A) one or more certificate(s) representing 37,504 shares of Series B Preferred issued in accordance with Section 2.1(b), duly executed;

        (B)     a certificate of elimination in respect of the Series A Preferred, executed by a duly authorized officer of the Company and duly approved by the Board, as filed with the Secretary of State of the State of Delaware (the “Certificate of Elimination”), and the Certificate of Designation for the Series B Preferred in the form of Exhibit A attached hereto, each executed by a duly authorized officer of the Company and duly approved by the Board, as filed with the Secretary of State of the State of Delaware;

(C) duly executed counterparts of the CSFB Loan Documents Amendments, including but not limited to the Credit Agreement Amendment and the Security Agreement Amendment as set forth in Exhibit C hereto;

        (D)     the legal opinions of Milbank, Tweed, Hadley & McCloy LLP as to the Exchange and the shares of Series B Preferred issued in connection therewith and the CSFB Loan Documents Amendments, in each case dated as of the Closing Date, in form and substance reasonably satisfactory to the CSFB Entities and duly executed;

        (E)     a certificate, dated as of the Closing Date, and signed by the general counsel of the Company as to the Company’s organizational documents, resolutions authorizing the execution, delivery and performance of this Agreement and the transactions contemplated hereby, the certificate(s) representing the shares of Series B Preferred to be issued in the Exchange and attesting to the incumbency of its signing officers, duly executed;

(F) a “long form” good standing certificate for the Company, dated no more than two business days prior to the Closing Date, issued by the Secretary of State of the State of Delaware; and

(G) such other written instruments, certificates or documents as the CSFB Entities or their counsel may reasonably request.

(ii) CSFB Entities’ Closing Deliveries. In connection with and at the Closing, the CSFB Entities shall deliver to the Company the following items:

        (A)     Certificates representing (and/or duly executed affidavits of lost certificates in respect of) 36,567 shares of Series A Preferred to be delivered in exchange for the certificate(s) representing 37,504 shares of Series B Preferred to be issued in accordance with Section 2.1(b);

(B) duly executed counterparts of the CSFB Loan Documents Amendments, including but not limited to the Credit Agreement Amendment and the Security Agreement Amendment; and

(C) such other written instruments, certificates or documents as the Company or its counsel may reasonably request.

2.4.	The Charter Amendment.

(a)

Adoption. On the Closing Date the Board of the Company (subject to obtaining the requisite approval of the Company’s stockholders) shall approve and recommend, and on and after the Closing Date the Company shall take all steps necessary and appropriate to effect, the convening of a meeting of holders of shares of its Common Stock (as hereinafter defined) (including any such meeting held pursuant to an adjournment or postponement, the “Stockholders Meeting”) as promptly as practicable, but no later than June 30, 2004, to consider and vote upon the approval of the amendment to its certificate of incorporation to increase the number of authorized shares of Common Stock to 75,000,000 (the “Charter Amendment”), it being understood that the foregoing requirement to convene a Stockholders Meeting may be satisfied in connection with the Company’s scheduled May 2004 annual meeting of stockholders. The Company agrees that the New Board (as defined below) shall not, except as otherwise required in order to comply with applicable fiduciary duties, revoke such recommendation and approval and shall take all lawful and reasonable action to solicit such approval and the obtaining of the affirmative vote of a majority of the outstanding shares of Common Stock (the “Charter Amendment Vote”) in connection therewith. The Charter Amendment, the Exchange and the CSFB Loan Documents Amendments are hereinafter collectively referred to as, the “Transactions.”

(b)

CSFB Entities’ Vote. Each of the CSFB Entities agrees to be present in person or by proxy at the Stockholders Meeting duly called by the Company to obtain the Charter Amendment Vote and at any adjournment or postponement thereof and to vote any and all shares of capital stock of the Company held by it and any of its affiliates in support of the Charter Amendment.

(c)

Filing and Effective Time. The Company shall file the Charter Amendment with the Secretary of State of the State of Delaware as promptly as practicable after the Company obtains the Charter Amendment Vote. The Charter Amendment shall become effective upon such filing with the Secretary of State of the State of Delaware, in such form as required by, and executed in accordance with, the relevant provisions of the DGCL (the “Charter Amendment Effective Time”).

2.5.	Certain Effects of the Transactions on Capitalization. As a result of the applicable Transaction and without any action on the part of the CSFB Entities:

(a)

The Preferred Stock Exchange. As of the Closing, the certificates representing the shares of Series A Preferred subject to the Exchange will no longer be outstanding and shall be retired and cancelled and immediately upon receipt of such certificates representing the Series A Preferred, the Company shall file the Certificate of Elimination. All 40,000 shares of Preferred Stock, par value $.01 per share (the “Preferred Stock”), authorized under the its certificate of incorporation (the “Charter”) shall immediately thereafter upon the filing of the Certificate of Designation for the Series B Preferred be redesignated and available for reissuance as shares of Series B Preferred. All shares of Series B Preferred to be issued pursuant to the Exchange shall be deemed issued and outstanding as of the Closing Date.

(b)

The CSFB Loan Documents Amendments. At and after the Closing, the parties acknowledge and agree that the New CSFB Credit Agreement and the obligations of the Company thereunder shall continue to remain outstanding and in full force and effect.

2.6.	Dissenters’ Rights. In accordance with Section 262 of the DGCL, no appraisal rights shall be available to holders of shares of Common Stock in connection with the Transactions.

ARTICLE III

CORPORATE GOVERNANCE FOLLOWING THE EXCHANGE

3.1.

New Board. The Company shall take any and all actions necessary on its part (including obtaining the resignation of directors) to cause the directors comprising the full Board, subject to the completion of the Exchange and with effect as of January 1, 2004, to consist of those members in the table set forth below (the “New Board”), in each case such appointments to be in accordance with the Charter and to remain effective through and from January 1, 2004 in accordance with the Charter, the Company’s by-laws (the “By-Laws”) and applicable law. The directors comprising the New Board shall, from and after January 1, 2004, be the directors of the Company until their successors have been duly elected or appointed and qualified or until their earlier death, resignation, removal or replacement in accordance with the Charter, the Bylaws and applicable law. Thereafter, except as set forth in Section 3.2, all nominations and elections shall be governed in accordance with the Charter, the By-Laws, each as amended from time to time, and applicable law.

Director Name	Class
George Hornig	Re-Election in 2006
Alan Freudenstein	Re-Election in 2006
Mike Kramer	Re-Election in 2005
Paul Suckow	Re-Election in 2005
Patrick Mitchell	Re-Election in 2004
Greg Grimaldi	Re-Election in 2004
*	Re-Election in 2004

* To be appointed as designee by CSFB Entities after Closing Date.
3.2.	Independent Directors; Related Party Transactions.

(a)

The Company agrees that, following the Closing until the earlier of such date as of which there cease to be any Public Holders or the date of consummation of a Sale Transaction (as defined below), (i) the Company shall at all times maintain Messrs. Kramer and Suckow and/or each or both of their respective successors in accordance with paragraph (b) below (the “Independent Directors”) on the New Board (each of whom to be qualified shall not be officers of the Company or any of its Subsidiaries, shall not otherwise be affiliates of any of the CSFB Entities and shall qualify as “independent” under the rules or listing standards of any securities exchange or market on which any of the Company’s securities are listed or approved for trading or, if not so listed or approved, under the rules or listing standards of the Nasdaq Stock Market in effect from time to time) and (ii) the Company shall not, and shall not permit any of its Subsidiaries to, consummate a Related Party Transaction (as defined below) that has not been approved by the Independent Directors; provided, however, that in no event shall the foregoing approval of the Independent Directors be required, if (x) the Related Party Transaction is a Business Combination Transaction (as hereinafter defined) consummated in accordance with Section 5.7 or (y) the Related Party Transaction is a short-form merger consummated pursuant to Section 253 of the DGCL that has an effective date on or after January 1, 2005 and that provides for merger consideration to the Public Holders (1) which consideration is all cash and (2) which consideration has been reasonably determined by the relevant parent stockholder to constitute fair value (after subtracting debt and other liabilities of the Company and its Subsidiaries) within the meaning of Section 262 of the DGCL.

(b)

For as long as the requirement to have Independent Directors serving on the New Board is in effect in accordance with this Section 3.2, the Independent Directors shall have the right to designate nominees for election to at least two seats (including the right to fill any vacancy in any other Independent Director seat occurring between regular elections), such that immediately following such election at least two of the Independent Directors serving on the Board will be either Messrs. Kramer and Suckow or designees of such persons who shall also otherwise qualify as Independent Directors hereunder. Each Independent Director shall undertake to resign from the Board promptly following such time as the requirement to have Independent Directors serving on the New Board ceases to be in effect in accordance with this Section 3.2.

(c)	For purposes of this Section 3.2, the following defined terms shall have the following meanings:

(i)     A “Sale Transaction” shall mean the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Company to, or the consolidation or merger of the Company with, one or more other corporations or other entities, where the stockholders of the Company immediately prior to such transaction receive the same proportionate consideration for their shares and thereafter do not beneficially own, collectively, shares of capital stock representing at least a majority of the voting power of all outstanding securities entitled to vote generally in election of directors or persons performing a similar function of the surviving or successor corporation or other entity. The good faith determination of a majority of the New Board (or persons performing a similar function of a successor entity), together with the consent of the Independent Directors (which consent shall not be unreasonably withheld or delayed), that a Sale Transaction has occurred shall conclusively establish the occurrence of such event.

(ii) A “Related Party Transaction” shall mean, directly or indirectly and in any transactions or series of related transactions:

        (A)     Any amendment or modification of, or waiver of any right of the Company under, this Agreement, the Series B Preferred, the Registration Rights Agreement (as hereinafter defined), as amended in accordance with Section 5.8 hereof, or the CSFB Credit Agreement and all related documents and agreements; or

        (B)     Any sale of the assets or issuance of shares of capital stock of the Company or any Subsidiary (including a Business Combination Transaction) to (or any acquisition of assets from or share subscription in) a Related Party, other than a subscription for shares of the Company by any Related Party pursuant to a rights offering made available to all holders of Common Stock on a pro rata basis and for the same amount and form of consideration and otherwise on substantially the same terms and conditions; or

(C) Any merger or consolidation between or among the Company or any Subsidiary (including a Business Combination Transaction) and any Related Party; or

        (D)     Any merger, statutory share exchange or consolidation involving the Company or any Subsidiary (including a Business Combination Transaction) pursuant to which any Related Party is entitled to receive consideration in respect of its securities in the Company that is different in form or amount from that offered all holders of the same class of such securities, other than ancillary arrangements or rights entailing no monetary payments and other than reasonable third-party legal fees, out-of-pocket expense reimbursement and indemnification for the benefit of a Related Party for liabilities in respect of which other holders of the same class have no liability; or

        (E)     Any other transaction or series of related transactions (including a Business Combination Transaction) between or among the Company and/or any Subsidiary on the one hand and any Related Parties on the other hand, other than payments in respect of customary director fees in accordance with past practice or other ordinary course transactions the value of any of which does not exceed $100,000.

(d)

Each of the CSFB Entities hereby acknowledge and consent to the provisions of this Section 3.2 and agrees to vote any shares of Common Stock held by it in favor of the Independent Directors nominated in accordance with this Section 3.2 so as to give effect to such provisions.

(e)

The Public Holders may rely on the provisions of this Section 3.2, which provisions are intended to be for the benefit of the Public Holders and shall be enforceable by each of the Public Holders or by the Independent Directors on behalf of the Public Holders. The Company hereby agrees that it will pay for reasonable fees and expenses of one firm of counsel engaged to represent the Independent Directors in connection with any actions to enforce the provisions hereof on behalf of the Public Holders that is brought and pursued with the good faith approval of each Independent Director.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES

4.1.

Representations and Warranties of the Company. Except as set forth in the corresponding sections or subsections of the disclosure letter delivered to the CSFB Entities by the Company on or prior to entering into this Agreement (the “Disclosure Letter”), the Company hereby represents and warrants to the CSFB Entities that:

(a)

Organization, Good Standing and Qualifications. Each of the Company and each Subsidiary is duly organized, validly existing and in good standing under the laws of its respective jurisdiction of organization and has all requisite corporate or similar power and authority to own and operate its properties and assets and to carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to prevent, materially delay or materially impair the ability of it to consummate the Transactions.

(b)

Corporate Authority; Binding and Enforceable. The Company has all requisite power and authority and has taken all action necessary under the DGCL and under its governing documents in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions, subject to the Charter Amendment Vote. This Agreement is a valid and binding agreement of the Company, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

(c)

No Organic or Legal Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of any applicable Transactions will not, constitute or result in (i) a breach or violation of, or a default under, its Charter or its By-Laws, or (ii) a breach or violation of, or a default under, or the acceleration of any obligations, or the creation of a Lien (as defined below) on its assets (with or without notice, lapse of time or both) pursuant to any federal, state, local or foreign law, statute, ordinance, rule, regulation, judgment, order, injunction, decree, arbitration award, agency requirement or similar restriction (collectively, “Laws”) of any court or any foreign or domestic governmental, regulatory or self-regulatory authority, agency, commission, body or other entity (each, a “Governmental Entity”) to which it is subject.

(d)

Capital Structure. The authorized capital stock of the Company consists of 30,000,000 shares of Common Stock, par value $.01 per share (“Common Stock”) and 40,000 shares of Preferred Stock, all of which until the Closing Date were designated as the Series A Preferred (the Preferred Stock, together with the Common Stock, the “Capital Stock”). As of the close of business on December 31, 2003 there were outstanding 6,532,100 shares of Common Stock and 36,567 shares of Series A Preferred. All of the outstanding shares of Common Stock and the Series A Preferred have been duly authorized and are validly issued, fully paid and nonassessable. In addition, as of the close of business on December 31, 2003, the Company has outstanding 971,266 warrants to purchase 971,266 shares of Common Stock at an exercise price of $9.04 per share (the “Warrants”). The Company has no shares of Capital Stock reserved for issuance, except that, as of the close of business on December 31, 2003, there were 1,606,704 shares of Common Stock reserved for issuance pursuant to the Company’s Stock Plans, and 971,266 shares of Common Stock reserved for issuance upon the exercise of the Warrants. Each of the outstanding shares of capital stock or other securities of each of the Company’s Subsidiaries is duly authorized, validly issued, fully paid and nonassessable and owned by the Company or by a direct or indirect wholly owned Subsidiary of the Company, free and clear of Liens. Except as set forth above, there are no preemptive or other outstanding rights, options, warrants, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, arrangements or commitments to issue or sell any shares of capital stock or other securities of the Company or any of its Subsidiaries or any securities or obligations convertible or exchangeable into or exercisable for, or giving any Person a right to subscribe for or acquire, any securities of the Company or any of its Subsidiaries, and no securities or obligations evidencing such rights are authorized, issued or outstanding. The Company does not have outstanding any bonds, debentures, notes or other obligations the holders of which have the right to vote (or, convertible into or exercisable for securities having the right to vote) with the stockholders of the Company on any matter (“Voting Debt”).

Section 4.1(d) of the Disclosure Letter contains a correct and complete list of each outstanding Warrant and of each option or similar right (including any stock appreciation rights) to purchase or acquire any shares of Common Stock under the Stock Plan (each such option or similar right, an “Option”) including the holder, the date of grant, exercise price and number of shares subject thereto.

(e)	Required Stockholder Votes; Issuance of Capital Stock; Board Approval.

(i)     The only approval of stockholders of the Company required for the Company to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions is the Charter Amendment Vote to effect the Charter Amendment.

(ii)     Prior to the Closing, the Company will have taken all action necessary to permit it to issue the shares of Series B Preferred required to be issued in the Exchange. The shares of Series B Preferred, when issued in the Exchange, will be validly issued, fully paid and nonassessable, and no stockholder of the Company will have any preemptive right of subscription or purchase in respect thereof.

(iii) Each of the Board and the Special Committee of the Company has unanimously approved this Agreement and each of the Transactions and the other transactions contemplated hereby.

(f)

Opinion of Financial Advisor. The Special Committee has received the written opinion of Houlihan dated the date of this Agreement to the effect that, as of the date of this Agreement, the Transactions are fair to the Company and to the Public Holders from a financial point of view and such opinion has not been withdrawn. A copy of such opinion has been delivered to the CSFB Entities.

(g)

Governmental Filings; No Registration. Other than the filings and notices (i) pursuant to or required in connection with Section 2.4 (The Charter Amendment) or (ii) to comply with state securities or “blue-sky” laws or (iii) made pursuant to a Current Report on Form 8-K to announce the consummation of the Transactions, no notices, reports or other filings are required to be made by the Company with, nor are any consents, registrations, approvals, permits or authorizations required to be obtained by it from, any court or Governmental Entity in connection with the execution and delivery of this Agreement and the consummation of the Transactions by the Company, except those that the failure to make or obtain are not, individually or in the aggregate, reasonably likely to prevent, materially delay or materially impair the ability of it to consummate the Transactions.

(h)

Securities Act Exemption. The Company acknowledges and agrees that the shares of Series B Preferred to be issued in the Exchange are being issued in a transaction intended to be exempt from registration under Section 3(a)(9) of the Securities Act and accordingly it is not be necessary to register under the Securities Act the offer and sale of the shares of Series B Preferred to be issued by the Company in the Exchange. Assuming the accuracy of the CSFB Entities representations in Section 4.2(d) to the extent applicable, the issuance of shares of Series B Preferred in the Exchange also qualifies for the exemption from registration provided by Section 4(2) of the Securities Act and Regulation D thereunder.

(i)

No Contract Violations. The execution, delivery and performance of this Agreement by the Company do not, and the consummation by the Company of the Transactions will not, constitute or result in a breach or violation of, or a default under, the acceleration of any obligations of, or the creation of any Lien on the assets of, the Company or any of its Subsidiaries (with or without notice, lapse of time or both) pursuant to, any agreement, lease, contract, note, mortgage, indenture, arrangement or other obligation not otherwise terminable by either party thereto on 30 days’ or less notice (“Contracts”), and binding upon the Company or any of its Subsidiaries or any change in the rights or obligations of any party under any of the Contracts, except for “change in control” or similar provisions disclosed in Section 4.1(l) of the Disclosure Letter and except for any breach, violation, default, acceleration, creation or change that, individually or in the aggregate, is not reasonably likely to have a Material Adverse Effect or to prevent, materially delay or materially impair the ability of the Company to consummate the Transactions.

(j)

Company Reports; Financial Statements. The Company has delivered to the CSFB Entities, each registration statement, report, proxy statement or information statement prepared by it since December 31, 2002 (the “Audit Date”), including (i) the Company’s Annual Report on Form 10-K for the year ended December 31, 2002, and (ii) the Company’s Quarterly Reports on Form 10-Q for the periods ended March 31, 2003, June 30, 2003 and September 30, 2003, each in the form (including exhibits, annexes and any amendments thereto) filed with the SEC (collectively, the “Company Reports”). As of their respective dates, the Company Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading. Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents the consolidated financial position of the Company and its Subsidiaries as of its date and each of the consolidated statements of income and of changes in financial position included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings and changes in financial position, as the case may be, of the Company and its Subsidiaries for the periods set forth therein (subject, in the case of unaudited statements, to notes and normal year-end audit adjustments that will not be material in amount or effect), in each case in accordance with GAAP consistently applied during the periods involved, except as may be noted therein.

(k)

Litigation and Liabilities. Except as disclosed in the Company Reports filed prior to the date hereof, there are no (i) civil, criminal or administrative actions, suits, claims, hearings, investigations or proceedings pending or, to the knowledge of the executive officers of the Company, threatened against the Company or any of its affiliates, or (ii) obligations or liabilities, whether or not accrued, contingent or otherwise and whether or not required to be disclosed, including those relating to tax or to environmental and occupational safety and health matters, or any other facts or circumstances of which the executive officers of the Company have knowledge that could result in any claims against, or obligations or liabilities of, the Company or any of its affiliates, except for those that are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or to prevent or to materially impair the ability of the Company to consummate the Transactions.

(l)	Employee Benefits.

(i)     A copy of each bonus, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, Stock Option, employment, termination, severance, compensation, medical, health, life, disability or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and its Subsidiaries (the “Compensation and Benefit Plans”) and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans has been made available to the CSFB Entities prior to the date hereof.

(ii)     The Compensation and Benefit Plans are listed in Section 4.1(l) of the Disclosure Letter and any “change of control” or similar provisions therein are specifically identified in such Section of the Disclosure Letter.

(iii)     Neither the Company nor any of its Subsidiaries has engaged in a transaction with respect to any Compensation and Benefit Plan that would subject the Company or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”).

(iv)     As of the date hereof, no liability under subtitle C or D of Title IV of ERISA has been or is expected to be incurred by the Company or any Subsidiary with respect to any ongoing, frozen or terminated “single-employer plan”, within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with the Company under Section 4001 of ERISA or Section 414 of the Code (an “ERISA Affiliate”). The Company and its Subsidiaries either (a) have not incurred and do not expect to incur any withdrawal liability with respect to a multiemployer plan under Subtitle E to Title IV of ERISA or (b) have not contributed, or been obligated to contribute, to a multiemployer plan under Subtitle E of Title IV of ERISA at any time since September 26, 1980. No notice of a “reportable event”, within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any pension plan or by any ERISA Affiliate within the 12-month period ending on the date hereof or will be required to be filed in connection with the Transactions.

(v)     Neither any pension plan nor any single-employer plan of an ERISA Affiliate has an “accumulated funding deficiency” (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and neither the Company, its Subsidiaries or any ERISA Affiliate has failed to make when due all quarterly contributions required under Section 412 of the Code or Section 302 of ERISA. Neither the Company nor its Subsidiaries has provided, or is required to provide, security to any Compensation and Benefit Plan that is an “employee pension benefit plan” within the meaning of section 3(2) of ERISA (any such plan, a “Pension Plan”) or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

(vi)     Under each Pension Plan which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all “benefit liabilities”, within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Pension Plan’s most recent actuarial valuation), did not exceed the then current value of the assets of such Pension Plan, and there has been no material change in the financial condition of such Pension Plan since the last day of the most recent plan year.

(vii)     Neither the Company nor its Subsidiaries have any obligations for post-termination health, life or other non-pension benefits under any Compensation and Benefit Plan, except as set forth in Section 4.1(l) of the Disclosure Letter or as required pursuant to Section 4980B of the Code and Sections 601 through 608 of ERISA. The Company or its Subsidiaries may amend or terminate any such plan under the terms of such plan at any time without incurring any material liability thereunder with respect to events subsequent to such termination.

(viii)     Except as disclosed pursuant to clause (ii) above, the consummation of the Transactions will not (x) entitle any employees of the Company or its Subsidiaries to severance pay, (y) accelerate the time of payment or vesting or trigger any payment of compensation or benefits under, increase the amount payable or trigger any other obligation pursuant to, any of the Compensation and Benefit Plans or (z) result in any breach or violation of, or a default under, any of the Compensation and Benefit Plans.

(ix)     No event has occurred in connection with which the Company, any Subsidiary, any ERISA Affiliate or any Compensation and Benefit Plan, directly or indirectly could be subject to any liability (a) under any statute, regulation, or governmental order relating to any Compensation and Benefit Plan or and single employer plan of an ERISA Affiliate or (b) pursuant to any obligation of the Company or a Subsidiary to indemnify a person against liability incurred under any such statute, regulation or order as they relate to the Compensation and Benefit Plans.

(m)

Compliance with Laws; Permits. Except as set forth in the Company Reports filed prior to the date hereof, the businesses of each of the Company and its Subsidiaries have not been, and are not being, conducted in violation of any Laws, except for violations or possible violations that, individually or in the aggregate, are not reasonably likely to have a Material Adverse Effect or to prevent or materially impair the ability of the Company to consummate the Transactions. Except as set forth in the Company Reports filed prior to the date hereof, no investigation or review by any Governmental Entity with respect to the Company or any of its Subsidiaries is pending or, to the knowledge of the executive officers of the Company, threatened, nor has any Governmental Entity indicated an intention to conduct the same, except for those the outcome of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or to prevent or materially impair the ability of the Company to consummate the Transactions. To the knowledge of the executive officers of the Company, no material change is required in the Company’s or any of its Subsidiaries’ processes, properties or procedures in connection with any such Laws, and the Company has not received any notice or communication of any material noncompliance with any such Laws that has not been cured as of the date hereof. The Company and each of its Subsidiaries have all permits, licenses, trademarks, patents, trade names, copyrights, service marks, franchises, variances, exemptions, orders and other governmental authorizations, consents and approvals necessary to conduct its business as presently conducted except those the absence of which are not, individually or in the aggregate, reasonably likely to have a Material Adverse Effect or to prevent or materially impair the ability of the Company to consummate the Transactions.

(n)

Takeover Statutes. The Company acknowledges and agrees that notwithstanding this Agreement and the consummation of the Transactions contemplated hereby, neither Section 203 of the DGCL nor any similar takeover law now or hereafter prohibit the CSFB Entities or any of their affiliates from entering into a “business combination” with the Company as an “interested stockholder” (in each case as such term is used in Section 203 of the Delaware Law).

(o)

Tax Matters. As of the date hereof, neither the Company nor any of its affiliates has taken or agreed to take any action, nor do the executive officers of the Company have any knowledge of any fact or circumstance, that would prevent the Exchange from qualifying as a reorganization within the meaning of Section 368(a)(1)(E) of the Code.

(p)

Taxes. The Company and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate in all material respects; (ii) have paid all Taxes (as defined below) that are shown as due on such filed Tax Returns or that the Company or any of its Subsidiaries are obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith; and (iii) have not waived any statute of limitations with respect to Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency. As of the date hereof, there are not pending or, to the knowledge of the executive officers of the Company threatened in writing, any audits, examinations, investigations or other proceedings in respect of Taxes or Tax matters. There are not, to the knowledge of the executive officers of the Company, any unresolved questions or claims concerning the Company’s or any of its Subsidiaries’ Tax liability that are reasonably likely to have a Material Adverse Effect.

As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the terms “Taxes” and “Taxable”) includes all federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

(q)

Brokers and Finders. Neither the Company nor any of its officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions except that the Company has employed Houlihan to render a fairness opinion in connection with the Transactions, the arrangements with which have been disclosed to the CSFB Entities prior to the date hereof.

4.2	Representations and Warranties of the CSFB Entities. Each of Management LLC and SPV hereby represents and warrants to the Company that:

(a)

Organization, Good Standing and Qualifications. Each of Management LLC and SPV is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own and operate its properties and assets and carry on its business as presently conducted and is qualified to do business and is in good standing as a foreign corporation in each jurisdiction where the ownership or operation of its properties or conduct of its business requires such qualification, except where the failure to be so qualified or in such good standing, when taken together with all other such failures, is not reasonably likely to prevent, materially delay or materially impair the ability of it to consummate the Transactions.

(b)

Corporate Authority; Binding and Enforceable. Each of the CSFB Entities has all requisite power and authority and has taken all action necessary under the laws of the State of Delaware and under its governing documents in order to execute, deliver and perform its obligations under this Agreement and to consummate the Transactions. This Agreement is a valid and binding agreement of each of the CSFB Entities, enforceable against it in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws of general applicability relating to or affecting creditors’ rights and general equity principles.

(c)

No Violations. Subject to the receipt of regulatory approvals required to be obtained by the CSFB Entities in connection with the conversion of the shares of Series B Preferred, which approvals the CSFB Entities shall seek to obtain in accordance with Section 5.9 hereof, the execution, delivery and performance of this Agreement by the CSFB Entities do not, and the consummation by Management LLC and SPV of any applicable Transactions and the other transactions contemplated hereby will not, constitute or result in (i) a breach or violation of, or a default under, their governing documents or (ii) a breach or violation of, or a default under, or the acceleration of any obligations or the creation of Liens on their assets pursuant to any Laws of any Governmental Entity to which they are subject.

(d)

Status and Investment Intent. Each of the CSFB Entities is an “accredited investor” as defined in Rule 501 of Regulation D promulgated under the Securities Act. SPV is acquiring the shares of Series B Preferred issuable pursuant to the Exchange for its own account and for investment purposes only and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

(e)

Brokers and Finders. Neither the CSFB Entities nor any of their affiliates, officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with the Transactions.

(f)

Restricted Securities. Each of the CSFB Entities agrees that, at the time of issuance, the shares of Series B Preferred to be issued hereunder and the shares of Common Stock issuable upon conversion thereof will not be registered under the Securities Act or qualified under any state securities laws. Such securities are being issued on the basis that the Exchange and the issuance by the Company of such securities under this Agreement are exempt from registration under the Securities Act and from applicable state securities laws. The CSFB Entities agree that the reliance by the Company on certain of the applicable exemptions is predicated, in part, on the CSFB Entities’ representations and warranties and other agreements set forth in this Agreement. The CSFB Entities acknowledge and agree that each certificate representing shares of Series B Preferred issued in the Exchange or shares of Common Stock issuable upon conversion of Series B Preferred shall bear substantially the following legend and that each certificate for shares of Series B Preferred shall bear any additional restrictive legends required by the certificate of designation for the Series B Preferred:

THIS SECURITY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY APPLICABLE STATE SECURITIES LAW AND MAY NOT BE TRANSFERRED UNLESS (i) THERE IS AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS, OR (ii) IN THE OPINION OF COUNSEL REASONABLY ACCEPTABLE TO THE ISSUER, REGISTRATION UNDER THE SECURITIES ACT OR SUCH APPLICABLE STATE SECURITIES LAWS IS NOT REQUIRED IN CONNECTION WITH SUCH TRANSFER.

(g)

Amendment to Schedule 13D. The CSFB Entities have provided the Company with a true and complete copy of a draft Amendment No. 2 to Schedule 13D, which draft is substantially in the form in which such Amendment No. 2 to Schedule 13D shall be filed on behalf of the CSFB Entities with the SEC promptly following the execution of this Agreement.

ARTICLE V

ADDITIONAL AGREEMENTS AND COVENANTS

5.1

Taxation. The Company shall not take or cause to be taken any action after the Closing Date, that would disqualify the Exchange as a “reorganization” within the meaning of Section 368(a)(1)(E) of the Code.

5.2

Publicity. The Company and the CSFB Entities shall consult with each other prior to issuing any press releases or otherwise making public announcements with respect to the Transactions contemplated hereby except as may be required by Law.

5.3

Expenses. Except as otherwise specified in this Section 5.3 or agreed in writing by the parties, all costs and expenses incurred in connection with this Agreement and Transactions shall be paid by the party incurring such cost or expense; provided, that all liability for transfer taxes or other similar taxes and fees incurred in connection with the Transactions shall be paid by the Company in accordance with Section 6.10 hereof.

5.4	Indemnification.

(a)

From and after Closing Date, the Company agrees that it will indemnify and hold harmless each present and former director and officer of the Company determined as of Closing Date (the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities (collectively, “Costs”) incurred in their capacity as a director or officer in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of or pertaining to matters existing or occurring on or prior to the Closing Date (including this Agreement, the Transactions and the other transactions contemplated hereby), whether asserted or claimed prior to, at or after the Closing Date, to the fullest extent that the Company would have been permitted under the DGCL and its Charter and By-Laws as in effect on the date hereof to indemnify such Person (and the Company shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided the Person to whom expenses are advanced provides an undertaking to repay such advances if it is finally judicially determined (and such determination is nonappealable) that such Person is not entitled to indemnification).

(b)

Any Indemnified Party wishing to claim indemnification under paragraph (a) of this Section 5.4, upon learning of any such claim, action, suit, proceeding or investigation, shall promptly notify the Company thereof, but the failure to so notify shall not relieve the Company of any liability it may have to such Indemnified Party except to the extent such failure materially prejudices the Company. In the event of any such claim, action, suit, proceeding or investigation (whether arising before or after the Closing Date), (i) the Company shall have the right to assume the defense thereof and shall not be liable to such Indemnified Parties for any legal expenses of other counsel or any other expenses subsequently incurred by such Indemnified Parties in connection with the defense thereof, except that if the Company elects not to assume such defense or counsel for the Indemnified Parties advises that there are issues which raise conflicts of interest between the Company and the Indemnified Parties, the Indemnified Parties may retain counsel satisfactory to them, and the Company shall pay all reasonable fees and expenses of such counsel for the Indemnified Parties promptly as statements therefor are received; provided, however, that the Company shall be obligated pursuant to this paragraph (b) to pay for only one firm of counsel for all Indemnified Parties in any jurisdiction unless the use of one firm of counsel would present such counsel with a conflict of interest, (ii) the Indemnified Parties will cooperate in the defense of any such matter and (iii) the Company shall not be liable for any settlement effected without its prior written consent; and provided, further, that the Company shall not have any obligation hereunder to any Indemnified Party to the extent a court of competent jurisdiction shall finally determine, and such determination shall have become nonappealable, that the indemnification of such Indemnified Party in the manner contemplated hereby is prohibited by applicable law. If any indemnity hereunder is for any reason found not to be available with respect to any Indemnified Party, then the Company and the Indemnified Party shall contribute to the amount payable in such proportion as is appropriate to reflect relative faults and benefits. Notwithstanding anything herein to the contrary, no Indemnified Party shall have any rights to indemnification or contribution under this Section 5.4 with respect to Costs arising out of any claims, actions, suits or proceedings initiated by such Indemnified Party (other than claims to enforce rights to indemnification hereunder).

(c)

The Company, and its successors or assigns, shall not (i) consolidate with or merge into any other corporation or entity and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) sell, lease or transfer all or substantially all of its properties and assets to any individual, corporation or other entity, unless and in each such case, proper provisions shall be made so that the successors and assigns of the Company, on such properties and assets, shall assume or effectively provide for all of the obligations set forth in this Section 5.4.

5.5

Rule 144. The Company shall file any reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder and, to the extent required to file such reports under the Exchange Act, will take such further action as any of the CSFB Entities may reasonably request to make available adequate current public information with respect to the Company meeting the current public information requirements of Rule 144(c) under the Securities Act to the extent required to enable such CSFB Entity to sell shares of Common Stock held by the CSFB Entities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC.

5.6

New Frost Facility. The Company shall use commercially reasonable efforts to enter into, or cause Ascent Funding, Inc. to enter into, a new replacement facility for the LaSalle Facility as promptly as practicable on terms reasonably acceptable to the CSFB Entities (it being understood that, unless otherwise agreed by the CSFB Entities, the maximum principal amount of borrowings permitted under such facility at any one time outstanding shall be $3 million) (the “New Senior Facility”). In connection with the Company entering into the New Senior Facility, Management LLC agrees that it shall consent to the subordination of the Company’s obligations in respect of the New CSFB Credit Agreement to the Company’s obligations in respect of the New Senior Facility, subject to the terms and conditions set forth in the form of Intercreditor and Subordination Agreement attached hereto as Exhibit D.

5.7	Restriction on Business Combinations.

(a)

Until January 1, 2005, the Company shall not effect a Business Combination Transaction (as defined below) to or with any Significant Holder (as defined below), or any Affiliate thereof, unless (in addition to any other conditions applicable to such Business Combination Transaction under the Charter, the By-Laws or other applicable law) the Business Combination Transaction results in cash consideration to the Public Holders that is equal to the greater of (i) the Floor Price (as defined below) or (ii) an aggregate cash consideration per share that has been reasonably determined by the relevant Significant Holder to constitute fair value (after subtracting debt and other liabilities of the Company and its Subsidiaries) within the meaning of Section 262 of the DGCL.

(b)	For purposes of this Section 5.7, the following terms shall have the meanings set forth below:

(i)     “Significant Holder” shall mean either CSFB Entity or any person or group that beneficially owns more than fifty percent of the shares of capital stock of the Company entitled to vote generally in the election of directors (excluding from such beneficial ownership any shares deemed owned solely by virtue of entering into an agreement to acquire such shares in connection with a Sale Transaction).

(ii)     The “Floor Price” means an aggregate cash consideration per share of Common Stock equal to $0.40, subject to customary adjustments for any stock dividends, stock splits, recapitalizations and similar events.

(iii)     A “Business Combination Transaction” shall mean any merger, statutory share exchange, consolidation or recapitalization (including a reverse stock split) of the Company in connection with which the Common Stock outstanding prior to the transaction shall be changed into or exchanged for cash or different securities of the Company or capital stock or other securities of another corporation or interests in a noncorporate entity or other assets or property (or any combination of the foregoing), or any sale, transfer or other disposition of substantially all the assets of the Company.

(c)

The Public Holders may rely on the provisions of this Section 5.7, which provisions are intended to be for the benefit of the Public Holders and shall be enforceable by each of the Public Holders and by the Independent Directors on behalf of the Public Holders. The Company hereby agrees that it will pay for reasonable fees and expenses of one firm of counsel engaged to represent the Independent Directors in connection with any actions to enforce the provisions hereof on behalf of the Public Holders that is brought and pursued with the good faith approval of each Independent Directors.

5.8

Registration Rights Agreement. The Company hereby agrees to amend the Registration Rights Agreement, dated as of March 24, 1999, between the Company and SPV (the “Registration Rights Agreement”), to grant SPV registration rights with respect to the shares of Common Stock issuable upon conversion of the shares of Series B Preferred held by SPV, by providing that the definition of “Registrable Securities” therein shall hereafter be deemed to include the shares of Common Stock issuable upon conversion of the shares of Series B Preferred held by SPV.

5.9

Regulatory Approvals. As promptly as practicable following the Closing the CSFB Entities shall prepare and submit all regulatory filings required to be submitted by them, and shall use reasonable efforts to obtain all regulatory approvals required to be obtained by them (including by responding on a timely basis to any requests for additional information by the applicable Governmental Entity following any regulatory filing), in order to effect the conversion of the shares of Series B Preferred issued to SPV under this Agreement, including any filings with or approvals of the Commissioner of Insurance of the State of Texas; it being understood that any and all of the foregoing filings shall be submitted by a date no later than February 16, 2004.

ARTICLE VI

MISCELLANEOUS AND GENERAL

6.1

Survival. The representation and agreements of the parties contained in Sections 2.4 and 2.5(b), Article III, Sections 4.1(a)-(e), 4.1(h), 4.1(n), 4.1(o), 4.1(q), 4.2(a)-(g), Article V and this Article VI shall survive the consummation of the Transactions.

6.2

Entire Agreement; No Other Representations. This Agreement (including any Exhibits hereto), the Registration Rights Agreement, as amended in accordance with Section 5.8 hereof, and the CSFB Loan Documents Amendments, constitute the entire agreement, and supersedes all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof. EACH PARTY HERETO AGREES THAT, EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES CONTAINED IN THIS AGREEMENT, NO PARTY MAKES ANY OTHER REPRESENTATIONS OR WARRANTIES, AND EACH HEREBY DISCLAIMS ANY OTHER REPRESENTATIONS OR WARRANTIES MADE BY ITSELF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, FINANCIAL AND LEGAL ADVISORS OR OTHER REPRESENTATIVES, WITH RESPECT TO THE EXECUTION AND DELIVERY OF THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY, NOTWITHSTANDING THE DELIVERY OR DISCLOSURE TO THE OTHER OR THE OTHER’S REPRESENTATIVES OF ANY DOCUMENTATION OR OTHER INFORMATION WITH RESPECT TO ANY ONE OR MORE OF THE FOREGOING.

6.3

Modification or Amendment. Subject to the provisions of the applicable law and Section 3.2(a), the parties hereto may modify or amend this Agreement, by written agreement executed and delivered by duly authorized officers of all of the respective parties.

6.4

Waiver of Conditions. The conditions to the parties’ obligations to consummate the Transactions are for the sole benefit of each such party and may be waived by such party in whole or in part to the extent permitted by applicable law and subject to Section 3.2(a).

6.5

Counterparts. This Agreement may be executed in any number of counterparts, each such counterpart being deemed to be an original instrument, and all such counterparts shall together constitute the same agreement.

6.6	Governing Law and Venue; Waiver of Jury Trial.

(a)

THIS AGREEMENT SHALL BE DEEMED TO BE MADE IN AND IN ALL RESPECTS SHALL BE INTERPRETED, CONSTRUED AND GOVERNED BY AND IN ACCORDANCE WITH THE LAW OF THE STATE OF NEW YORK WITHOUT REGARD TO THE CONFLICT OF LAW PRINCIPLES THEREOF, EXCEPT TO THE EXTENT THAT THE DGCL IS MANDATORILY APPLICABLE TO ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY. The parties hereby irrevocably submit to the jurisdiction of the courts of the State and County of New York and the Federal courts of the United States of America located in the Southern District of the State of New York solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement, and in respect of the transactions contemplated hereby, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such New York State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 6.7 on notices below or in such other manner as may be permitted by law shall be valid and sufficient service thereof.

(b)

EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) EACH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (III) EACH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (IV) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

6.7

Notices and Waivers. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile or similar writing) and shall be given to such party at its address or facsimile number set forth below or such other address or facsimile number as such party may hereafter specify in accordance with this Section 6.7 for the purpose by notice to the party sending the communication. Each such notice, request or other communication shall be effective (a) if given by facsimile, when such facsimile is transmitted to the facsimile number specified in this Section 6.7 and receipt thereof is confirmed, (b) if given by mail, three (3) business days after such communication is deposited in the mail registered or certified, return receipt requested, with postage prepaid, addressed as aforesaid, (c) if given by an overnight delivery service, one (1) business day after such communication is deposited with a reputable, overnight delivery service, postage or delivery charges prepaid, addressed as aforesaid, or (d) if given by any other means, when delivered at the address as specified in this Section 6.7:

(a) If to the Company, to:
Ascent Assurance, Inc. 3100 Burnett Plaza> 801 Cherry Street, Unit 33 Forth Worth, Texas 76102 Attention: Patrick J. Mitchell Facsimile: (817) 878-3672

with a copy to:

Milbank, Tweed, Hadley & McCloy LLP One Chase Manhattan Plaza New York, New York 10005 Attention: Robert S. Reder, Esq. Facsimile: (212) 822-5680

(b) If to the CSFB Entities, to:
Credit Suisse First Boston Eleven Madison Avenue New York, New York 10010 Attention: Alan Freudenstein Facsimile: (212) 325-5490 and Attention: Ivy Dodes Facsimile: (212) 538-3948

with a copy to:

Stroock & Stroock & Lavan LLP 180 Maiden Lane New York, New York 10038 Attention: Mark E. Palmer, Esq. Facsimile: (212) 806-1306. and Attention: Patricia Perez, Esq. Facsimile: (212) 806-7735

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

6.8

No Third Party Beneficiaries. Other than Indemnified Parties under Section 5.4 and the rights of Public Holders to enforce Sections 3.2 and 5.7, this Agreement is not intended to confer upon any Person other than the parties hereto any rights or remedies hereunder.

6.9

Further Assurances. Each of the parties hereto covenants and agrees upon the request of the other and its expense, to do, execute, acknowledge and deliver or cause to be done, executed, acknowledged and delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to give full effect to the Transactions.

6.10

Transfer Taxes. Any and all transfer, documentary, sales, use, stamp, registration and other such Taxes and fees (including penalties and interest) incurred in connection with the Transactions shall be paid by the Company when due.

6.11

Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as, and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.12

Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

6.13

Assignment; CSFB Transferees. This Agreement shall not be assignable by operation of law or otherwise, except that the CSFB Entities may assign all or any of their rights and obligations hereunder to any affiliate of the CSFB Entities, provided that no such assignment shall relieve the assigning party of its obligations hereunder if such assignee does not perform such obligations.

6.14

Specific Performance. The parties hereto recognize that in the event either party hereto should refuse to perform under or comply with the provisions of this Agreement, monetary damages alone will not be adequate. The parties hereto, and (to the limited extent permitted by this Agreement as third party beneficiaries of certain provisions hereof) each Indemnified Party and Public Holder, shall therefore be entitled, in addition to any other remedies that may be available, to specific performance and injunctive or other equitable relief as a remedy for such failure to perform or noncompliance, and each party agrees to waive any requirement for the securing or posting of a bond in connection with such remedy.

6.15

Knowledge. For purposes of this Agreement, the phrase “to the knowledge of the executive officers of the Company” or “to the knowledge of the Company” or any variation thereof shall mean the actual knowledge of the following officers of the Company: Patrick J. Mitchell, Chairman, President and Chief Executive Officer; Patrick O’Neill, Executive Vice President and General Counsel; Cynthia Koenig, Senior Vice President and Chief Financial Officer; and Konrad Kober, Senior Vice President and Chief Administration Officer, in each case, after reasonable inquiry by such officers of those members of senior management having supervisory roles with respect to the areas of the Company’s business and operations that are the subject of the representations and warranties of the Company hereunder. For purposes of this Agreement, the phrase “to the knowledge of the CSFB Entities” or any variation thereof shall mean the actual knowledge of the following officers of the CSFB Entities: Alan Freudenstein, Managing Director.

           IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the parties hereto as of the date first written above.

ASCENT ASSURANCE, INC.

By: Patrick J. Mitchell
Patrick J. Mitchell Chief Executive Officer

CREDIT SUISSE FIRST BOSTON MANAGEMENT LLC

By: Alan Freudenstein
Alan Freudenstein President

SPECIAL SITUATIONS HOLDINGS, INC. — WESTBRIDGE

By: Alan Freudenstein
Alan Freudenstein President